Exhibit 99.1

Contact:	Andrea Vedanayagam Director, Corporate Communications QuickLogic Corporation (408) 990-4000 andrea@quicklogic.com

QuickLogic Appoints Mike Farese,

Mobile Market Veteran, to Board of Directors

Sunnyvale, CA – April 25, 2008 — QuickLogic® Corporation (NASDAQ: QUIK), the lowest power programmable solutions leader, today announced the appointment of Michael (“Mike”) R. Farese, president and CEO of BitWave Semiconductor, Inc., to QuickLogic’s board of directors.

Mr. Farese has over 35 years of broad technology company leadership encompassing three chief executive officer positions, and functional leadership in marketing, engineering, sales management and operations.  Since September of 2007, Mr. Farese has been the president and CEO of BitWave Semiconductor, a fabless semiconductor company and innovator of software programmable radios designed for the wireless markets.

Prior to joining BitWave Semiconductor, Mr. Farese was Senior Vice President of Engineering for Palm Inc., where he was responsible for product engineering, and product development with ODM partners. While at Palm, he led the engineering efforts that resulted in the introduction of the Treo 680, Treo 700, and Treo 750 smartphones. Before joining Palm in 2005, he was the president and CEO and board member of WJ Communications.  He has also held senior management positions at Motorola, Ericsson Inc., Nokia Inc., and IT&T Corp and is a board member of PMC-Sierra. Mr. Farese has a Ph.D. in Electrical Engineering from Rensselaer Polytechnic Institute, an M.S. in Electrical Engineering from Princeton University and a B.S. in Electrical Engineering from Rensselaer Polytechnic Institute.

“Mike’s extensive background and wealth of knowledge in consumer products and converged devices, especially cellular smartphones, makes him an ideal candidate for QuickLogic’s board,” said E. Thomas Hart, QuickLogic’s chairman, president and CEO.   “We are excited that Mike is

joining the board.  His insight and experience will be very valuable in helping guide QuickLogic as we further expand into our focus mobile markets of smartphones, portable media players, portable navigation devices, mobile internet devices and broadband data cards.”

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the inventor and pioneer of innovative, customizable semiconductor solutions for mobile and portable electronics OEMs and ODMs.  These silicon plus software solutions are called Customer Specific Standard Products (CSSPs).  CSSPs enable our customers to bring their products to market more quickly and remain in the market longer, with the low power, cost and size demanded by the mobile and portable electronics market.  For more information about QuickLogic and CSSPs, visit www.quicklogic.com.

©2008 QuickLogic Corporation. All rights reserved.
QuickLogic is a registered trademark, and the QuickLogic logo is a trademark of QuickLogic. Other trademarks are the property of their respective companies.

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